Exhibit 99.1

ML Krakauer Joins DXC Technology Board of Directors

Tysons, VA, Mar. 15, 2018 – DXC Technology (NYSE: DXC), the world’s leading independent, end-to-end IT services company, today announced that Mary Louise (ML) Krakauer has joined the DXC Technology board of directors.

Krakauer has served in a number of senior executive roles at leading technology companies. She brings broad expertise and perspective to the DXC Technology board -- from both the field and the corporate level -- that includes operations, IT and human resources.

“We are very pleased to attract an individual of ML’s caliber to serve on our board,” said Mike Lawrie, DXC’s chairman, president and chief executive officer. “Her experience and judgment will make an invaluable contribution in the pursuit of our mission to lead digital transformations for our clients.”

Krakauer retired in 2017 as executive vice president (EVP) and chief information officer of Dell Corp., where she was responsible for global IT, including all operations and integration activity. She served as chief information officer and EVP, Global Business Services, at EMC Corp. in 2016.

Prior to that, she served as EVP, business development, Global Enterprise Services, for EMC Corp. during 2015, and as EVP, Global Human Resources for EMC from 2012 to 2015. In the latter role she was responsible for executive leadership, employee development, compensation and benefits, staffing, and all people-related aspects of acquisition integration.

Previously, Krakauer held leadership roles in the services businesses at EMC, Hewlett-Packard Corp., Compaq Computer Corp., and Digital Equipment Corp.

She holds a bachelor of science degree in chemical engineering from Princeton University and a master of business administration (MBA) degree from Harvard Business School.

About DXC Technology
DXC Technology (DXC: NYSE) is the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. Created by the merger of CSC and the Enterprise Services business of Hewlett Packard Enterprise, DXC Technology serves nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. DXC Technology is recognized among the best corporate citizens globally. For more information, visit dxc.technology.

Contact:

•	Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

•	Jonathan Ford, Investor Relations, +1.703.245.9700, jonathan.ford@dxc.com